Exhibit 5.1

September 16, 2008

Organic To Go Food Corporation
3317 Third Avenue South
Seattle, WA 98134

Ladies and Gentlemen:

We refer to the registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) being filed by Organic To Go Food Corporation, a Delaware Corporation (the "Company"), with the Securities and Exchange Commission, relating to an additional 2,000,000 shares of the Company's common stock, par value $.001 per share (the "Common Stock"), that may be issued and sold pursuant to the Company’s 2007 Equity Participation Plan, as amended (the “2007 Plan” and such shares to be issued under the 2007 Plan, the “Shares”).

We are of the opinion that the Shares, when issued and paid for in accordance with the terms and conditions of the 2007 Plan will be duly and validly issued, fully paid and non-assessable.

We consent to the use of our name in the Registration Statement, and to the filing of this opinion as an exhibit to the Registration Statement. By giving you this opinion and consent, we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours, /s/ Loeb & Loeb LLP Loeb & Loeb LLP